EXHIBIT 99.6


                                 BANK OF AMADOR
                              AMENDED AND RESTATED
                          DIRECTOR RETIREMENT AGREEMENT

         THIS BANK OF AMADOR AMENDED AND RESTATED DIRECTOR RETIREMENT AGREEMENT is entered into by and between Bank of Amador, a California-chartered bank, whose main office is located in Jackson, California (the "Bank"), and Larry Standing (the "Director").

         WHEREAS, to encourage the Director to remain a member of the Bank's Board of Directors, the Bank is willing to provide retirement benefits to the Director, and the Bank will pay such benefits from its general assets.

         WHEREAS, the Bank and Director have previously entered into the Bank of Amador Director Retirement Agreement dated as of August 1, 2003.

         WHEREAS, the Bank and Director wish to clarify, amend and restate the Bank of Amador Retirement Agreement, as provided herein, with an effective date as of August 1, 2003 ("Agreement").

         NOW, THEREFORE, in consideration of the foregoing premises, the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows.

                                    AGREEMENT

                                    Article 1
                                   Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "Accrual Balance" means the amount required to be accrued by the Bank according to generally accepted accounting principles to account for benefits that may become payable to the Director under this Agreement and as specified in Schedule 1 attached hereto.

         1.2 "Affiliate" means any entity, corporation or other business organization controlled by, controlling or under common control with the Bank.

         1.13 "Change in Control" means the occurrence of any one of the following events:

               (a) consummation of a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Bank, or similar transaction or series of

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                     transactions, in which the stockholders of the Bank who
                     were stockholders of the Bank immediately prior to the transaction hold less than fifty percent (50%) of the combined voting power of the Bank immediately after consummation of the transaction or series of transactions; or

               (b) the filing of a report on Schedule 13D or another form or schedule (other than Schedule 13G) that is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become beneficial owner of fifty percent (50%) or more of a class of the Bank's voting securities. However, this definition shall not apply to beneficial ownership of voting securities of the Bank held in fiduciary capacity by an entity in which the Bank directly or indirectly beneficially owns fifty percent (50%) or more of the outstanding voting securities, or beneficial ownership of voting securities held by an employee benefit plan maintained for the benefit of the Bank's employees.

         1.4 "Disability" means that the Director suffers a sickness, accident or injury that has been determined to be a permanent disability by the carrier of any Bank-sponsored individual or group disability insurance policy covering the Director. If the Director is not covered by such a policy, Disability means suffering a sickness, accident or injury that (a) has been determined by the Social Security Administration to be a disability rendering the Director totally and permanently disabled, or (b) in the judgment of a physician satisfactory to the Bank, prevents the Director from performing substantially all of the Directory's normal duties for the Bank. As a condition to receiving any Disability benefits, the Bank may require the Director to submit to physical or mental evaluations and tests, as the Bank's Board of Directors deems appropriate. The Director must submit proof to the Bank of the carrier's or the Social Security Administration's determination upon the request of the Bank.

         1.5 "Early Termination" means involuntary Termination of Service before reaching Normal Retirement Age. Early Termination does not include voluntary Termination of Service, Termination of Service as a result of death or Disability, or Termination of Service for Cause.

         1.6   "Normal Retirement Age" means the Director's 65th birthday.

         1.7 "Plan Year" means a year period beginning on the effective ate of this Agreement and ending on each respective anniversary of such date.

         1.8 "Termination of Service for Cause" means the definition of termination for cause specified in any employment agreement existing on the date hereof or hereafter entered into between the Director and the Bank. If the Director is not a party to an employment agreement containing a definition of termination of cause, then Termination of Service for Cause means the

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

Bank has terminated the Director's services for any of the following reasons, as determined by the Bank's Board of Directors:

               (a) an international or willful act of fraud, embezzlement, theft, disloyalty or personal dishonesty in connection with the Director's duties or in the performance of services to the Bank, or gross negligence on the part of the Director in the performance of services to the Bank;

               (b) intentional or willful wrongful damage to property of the Bank or any of its Affiliates;

               (c) intentional or wrongful disclosure of trade secrets or confidential information of the Bank or any of its Affiliates; or

               (d) conviction under any law or violation of the Bank policy committed in connection with the Director's service and resulting in an adverse effect on the Bank.

         1.9 "Termination of Service" means that the Director ceases to be a member of the Bank's Board of Directors for any reason, other than Termination of Service for Cause. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director's Termination of Service, the Bank shall have the sole and absolute right to decide the dispute.

                                    Article 2
                               Retirement Benefits

         2.1 Normal Retirement Benefit. Subject to the general limitations under Article 4 hereof, upon Termination of Service on or after Normal Retirement Age, the Bank shall pay to the Director the benefit described in this
Article 2.1 instead of any other benefit under this Article 2.

               (a)   Amount of Benefit. The annual benefit under this Article
                     2.1 is eighteen thousand dollars ($18,000).

               (b) Payment of Benefit. The Bank shall pay this annual benefit to the Director in twelve (12) equal monthly installments beginning on the last day of the month after the month in which Termination of Service occurs. The benefit shall be paid to the Director on the last day of each month for one hundred twenty (120) months.

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

         2.2 Early Termination Benefit. Subject to the general limitations under Article 4 hereof, upon Early Termination, the Bank shall pay to the Director the benefit described in this Article 2.2 instead of any other benefit under this Article 2.

               (a) Amount of Benefit. The benefit under this Article 2.2 shall be the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Early Termination occurred (except during the first Plan Year, when the benefit shall be the Accrual Balance at the end of Plan Year 1). For every year except the first Plan Year, the benefit under this Article 2.2 is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Early Termination occurs.

               (b) Payment of Benefit. The Bank shall pay this benefit to the Director in one hundred twenty (120) equal monthly installments beginning on the last day of the month after the month in which Termination of Service occurs.

         2.3   Disability of Benefit. Subject to the general limitations under
Article 4 hereof, upon Termination of Service due to Disability before his or her Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Article 2.3 instead of any other benefit under this Article 2.

               (a) Amount of Benefit. The benefit under this Article 2.3 shall be the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Termination of Service due to Disability occurred (except during the first Plan Year 1). For every year except the first Plan Year, the benefit under this Article
                     2.3 is determined by besting the Director in one hundred percent (100%) of the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Termination of Service due to Disability occurs.

               (b) Payment of Benefit. The Bank shall pay this benefit to the Director in one hundred twenty (120) equal monthly installments beginning on the last day of the month after the month in which Termination of Service occurs.

               (c) If the benefit under this Article 2.3 would cause a reduction or set-off of any Bank-sponsored disability plan benefits, the benefits under this Agreement shall be deferred until all other Bank-sponsored disability plan benefits are exhausted.

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

         2.4 Change in Control Benefit. Upon a Change in Control, if the Director's Normal Retirement Age or Termination of Service for any reason has not occurred, the Bank shall pay to the Director the benefit described in this
Article 2.4 instead of any other benefit under this Article 2, regardless of whether the Director's Termination occurs after the Change in Control.

               (a) Amount of Benefit. The benefit under this Article 2.4 shall be determined by vesting the Director in the present value of one hundred percent (100%) of the Accrual Balance for the Director's Normal Retirement Benefit at Normal Retirement Age as set forth under Article 2.1. The vesting of this Accrual Balance shall be accelerated immediately upon a Change in Control.

               (b) Payment of Benefit. The Bank shall pay the present value of the amount of the Accrual Balance to the Director in a single lump sum within thirty (30) days after the Change in Control. The present value of the Accrual Balance shall be determined by using the long-term applicable federal rate at the time of the Change in Control.

               (c) No "Parachute Payments." Notwithstanding any provision of this Article 2.4, no payment shall be made pursuant to this Agreement to the Director if he or she constitutes a "disqualified individual," as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that such payment, when aggregated with all other payments considered for purposes of calculating a "parachute payment," results in an "excess parachute payment" under the Code. If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by the Bank to or for the benefit of the Director at any time constitutes a "parachute payment" under Section 280G of the Code or any similar or successor provision of federal or state law, the Director agrees that he or she shall return the amounts constituting the "excess parachute payment."

         2.5 Payout of Normal Retirement Benefit, Early Termination Benefit or Disability Benefit after a Change in Control. If a Change in Control occurs at any time during a benefit payment period under this Agreement, and if at the time of that Change in Control, the Director is receiving the Normal Retirement Age benefit provided by Article 2.1, the Early Termination benefit provided by
Article 2.2, or the Disability benefit provided by Article 2.3, the Bank shall pay to the Director in a lump sum within thirty (30) days after the Change in Control, the Accrual Balance corresponding to the respective benefit for the last full month ending immediately before the effective date of the Change in Control after deduction of any Normal Retirement Age, Early

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

Termination or Disability benefits already paid. If the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

         2.6 Petition for Lump Sum Payment. If the Director is entitled to the Normal Retirement Age benefit provided by Article 2.1, the Early Termination benefit provided by Article 2.2 or the Disability benefit provided by Article 2.3, the Director may petition the Board of Directors to have the Accrual Balance corresponding to that particular benefit paid to the Director in a single lump sum after the deduction of any Early Termination or Disability amounts already paid. The Board of Directors shall have sole and absolute discretion about whether to pay the Accrual Balance in a lump sum. If the Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

                                    Article 3
                                 Death Benefits

         3.1 Death Benefits. For so long as the Bank, in its sole discretion, maintains a life insurance policy on the Director, after the Director's death the Bank shall pay to the Director's beneficiary(ies) or estate the benefit described in the Split Dollar Agreement and Split Dollar Endorsement, attached to this Agreement as Exhibit A, between the Bank and the Director, in accordance with the terms and conditions of the Split Dollar Agreement and Split Dollar Endorsement. If any other benefit payments are being made pursuant to this Agreement at the time of the Director's death, they shall cease immediately, and the Director shall be entitled only to the benefits described in this Article 3.

         3.2 Beneficiary Designations. With regard to the death benefits under this Article 3, the Director shall designate a beneficiary by filing a written beneficiary designation, in the form of Exhibit B, with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will be effective if and only if signed by the Director and received by the Bank during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary, and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, the Director's estate shall be the beneficiary.

         3.3 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The may require proof on incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

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

                                    Article 4
                               General Limitations

         4.1 Termination of Service for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Director's actions result in Termination of Service for Cause.

         4.2 Confidential Information. The Director acknowledges that during the course of his or her services with the Bank, he or she handled confidential information of the Bank and its Affiliates. The Director agrees he or she will retain in the strictest confidence all confidential matters that relate to the Bank or its Affiliates, including, without limitation, pricing lists, business plans, financial projections and reports, business strategies, internal operation procedures and other confidential business information from which the Bank derives an economic or competitive advantage or from which the Bank might derive such advantage in its business, whether or not labeled "secret" or "confidential," and not to disclose such information directly or indirectly or use such information in any way, at any time, except as required by law.

         4.3 Trade Secrets. The Director shall not disclose to any others or take or use for the Director's own purposes or purposes of any others at any time, any of the Bank's trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, service or products; the fact that any such work, services or products are planned, under consideration, or in production, as well as any description thereof; computer programs; or computer software. The Director agrees that these restrictions shall also apply to (a) trade secrets belonging to third parties in the Bank's possession, and (b) trade secrets conceived, originated, discovered or developed by the Director during the term of his or her service.

         4.4 Inventions; Ownership Rights. The Director agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by him or her in the course of or as a result, directly or indirectly, of performance of his or her service to the Bank, and all related intellectual property, including copyrights, parent rights, trade secrets and other forms of protection thereof, shall be and remain the property of the Bank. The Director agrees to execute or cause to be executed such assignment and applications, registrations and other documents and to take such other action as may be requested by the Bank to enable the Bank to protect its rights to any such Developments.

         4.5 No Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party (or the other party's officers, directors, employees, shareholders and agents) in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Director and the Bank will respond accurately and fully to any question, inquiry or request for information when required by legal process.

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         4.6   Non-Interference; No Solicitation. The Director agrees not to interfere with any of the Bank's contractual obligations with others. Furthermore, the Director agrees that during the longer of (i) the period while he or she is receiving any benefit payments pursuant to this Agreement, or (ii) a period of two (2) years after the date of Termination of Service or Termination of Service for Cause, not to, without the Bank's express written consent, on his or her behalf of another: (a) contact or solicit the business of any client, customer, creditor or licensee of the Bank or its Affiliates, or (b) hire employees of the Bank of its Affiliates.

         4.7 Return of Materials. After Termination of Service or Termination of Service for Cause, the Director agrees to deliver or return to the Bank all written confidential information furnished by the Bank or its Affiliates or prepared by the Director in connection with is or her services to the Bank and to destroy all such information stored on electronic media. The Director shall retain no copies thereof after his or her Termination of Service or Termination of Service for Cause.

         4.8 Remedies and Injunctive Relief. Without intending to limit the remedies available to the Bank, the Directors agrees that damages at law are an insufficient remedy for violation by the Director of his or her covenants contained in Article 4. Accordingly, the Director hereby agrees that the Bank may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of his or her covenants contained in this Article 4, in each case without proof of actual damages, in addition to any other remedies that may be available under applicable law. The Director hereby waives the claim or defense that an adequate remedy at law is available to the Bank, and the Director agrees not to urge in any action or proceeding the claim or defense that an adequate remedy at law exists. Without limiting the generality of the foregoing, without limiting the remedies available to the Bank for violation of this Agreement, and without constituting an election of remedies, if the Director violates any of the terms of this Article 4 prior to or during the period when any benefits under this Agreement are being paid, he or she shall forfeit immediately any rights to and interest in any compensation or benefits payable under this Agreement, and the Bank may seek repayment of any benefits already paid to the Director.

         4.9 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if it is determined that the Director has committed suicide. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material omission or misstatement of fact on any application, resume or on any application for any benefits provided by the Bank.

         4.10 Removal. If the Director is removed from service and/or permanently prohibited from participating in the conduct of the Bank's affair by an order issued under the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

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

         4.11 Insolvency. If the Commissioner of the California Department of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank, all obligations under this Agreement shall terminate as of the date of the Bank's declared insolvency.

         4.12 Default. If the Bank is in default as defined in the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of default.

         4.13 FDIC Open-Bank Assistance. All obligations under this Agreement will be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank, by the Director of the Office of Thrift Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank.

                                    Article 5
                          Claims and Review Procedures

         5.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

         5.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons that the Claimant believes entitles him or her to benefits or to greater or different benefits. Within sixty (60) days after the receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her positions to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the

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

decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

                                    Article 6
                                  Miscellaneous

         6.1 Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         6.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Bank, nor does the Agreement interfere with the rights of the Bank's stockholder(s) not to re-elect the Director or the right of the Bank. The Agreement also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

         6.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except by will or the laws of descent and distribution, except that the Director shall have the right to assign his or her rights and interests in any insurance policy that the Bank chooses to maintain on his or her life with respect only to that portion of the death proceeds designated by the Split Dollar Endorsement and to exercise all settlement options with respect to such death proceeds.

         6.4 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Director, to expressly assume and agree to perform the obligations under this Agreement. The Bank's failure to obtain such an assumption agreement before such succession becomes effective shall be considered a breach of this Agreement.

         6.5 Amendment and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director.

         6.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         6.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the internal substantive laws of the State of California, without regard to principles of conflicts of laws.

         6.8 Unfunded Arrangement; No Ownership Rights. The Director and beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent a mere promise by the Bank to pay such benefits. The rights to benefits are

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

not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Debtor's life is a general asset of the Bank to which the Director and beneficiary(ies) have no preferred or secured claim.

In the event that the Bank, in its sole and absolute discretion, elects to acquire an insurance policy or any other asset to recoup the costs or any portion thereof of the benefits under this Agreement, then such insurance policy or other assets shall not be deemed to be held under any trust for the benefit of the Director or his beneficiaries or to be a security for the performance of the obligations of the Director under this Agreement, but shall be, and remain, a general unpledged, unrestricted asset of the Bank. The Director and his or her beneficiaries shall have no rights whatsoever with respect to, or any claim against, any such insurance policy or other asset.

         6.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director a sot the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

         6.10 Administration. The Bank shall have all powers necessary to administer this Agreement, including but not limited to:

               (a)   interpreting the provisions of this Agreement;

               (b) establishing and revising the method of accounting for the Agreement;

               (c)   maintaining a record of benefit payments; and

               (d) establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         6.11 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         6.12 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall continue in full force and effect to the full extent consistent with the law. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision together with all other provisions of this Agreement shall continue in full force and defect to the full extent consistent with the law.

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

         6.12 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

         6.14 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

               (a)   If to the Bank, to:

                     Bank of Amador
                     P.O. Box 908
                     Jackson, California 95642
                     Attn: Chairman of the Board of Directors

               (b)   If to the Director, to:

                     Larry Standing
                     P.O. Box 506
                     Jackson, California 95642

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         6.15 Termination or Modification of Agreement by Reason of Changes in the law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing corporate, accounting and tax laws, rules and regulations will continue in effect in their current form. If the corporate, accounting and tax laws, rules and regulations change materially and if the changes have a material detrimental effect on this Agreement, the Bank reserves the right to terminate or modify this Agreement accordingly, subject to obtaining the written consent of the Director, which shall not be unreasonably withheld.

         6.16 Advice of Counsel. Before signing this Agreement, the Director either (a) consulted with and obtained advice from the Director's independent legal counsel concerning the legal nature and operations of this Agreement, including its impact on the Director's rights, privileges and obligations, or
(b) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

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

         IN WITNESS WHEREOF, the Director and a duly authorized officer of the Bank have signed this Agreement on the dates stated below.

DIRECTOR                                       BANK OF AMADOR


Name:      Larry Standing                      By: /s/ GERRY NINNIS
     -------------------------------------        ------------------------------

Signature: /s/ LARRY STANDING                  Name:   Gerry Ninnis
          --------------------------------          ----------------------------

Date:      May 26, 2004                        Title:  Vice Chairman
     -------------------------------------           ---------------------------

                                               Date:   6/15/04
                                                    ----------------------------

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                                   SCHEDULE 1

                                 Larry Standing

      -------------------------------------------------------------------
                                                          Ending
                                                          Account
              Year                   Age                  Balance
      -------------------------------------------------------------------
                1                     60                  10,544
                2                     61                  33,690
                3                     62                  59,799
                4                     63                  89,180
                5                     64                  122,086
      -------------------------------------------------------------------
                6                     65                  125,885
                7                     66                  115,516
                8                     67                  104,495
                9                     68                  92,757
               10                     69                  80,256
      -------------------------------------------------------------------
               11                     70                  66,942
               12                     71                  52,763
               13                     72                  37,663
               14                     73                  21,580
               15                     74                   4,453
      -------------------------------------------------------------------
               16                     75                     0
      -------------------------------------------------------------------

                                    EXHIBIT A

               SPLIT DOLLAR AGREEMENT AND SPLIT DOLLAR ENDORSEMENT

                                    EXHIBIT B

                             BENEFICIARY DESIGNATION
                                 Larry Standing

        I designate the following as beneficiary(ies) of any death benefits under this Director Retirement Agreement:

Primary:

        Name:  Gareth Abel Standing
             -------------------------------------------------------------------

        Address:  P.O. Box 506, Jackson, CA  95642
                ----------------------------------------------------------------

        Social Security Number:  ###-##-####
                               -------------------------------------------------

Contingent:    Lawrence Dale Standing, II &
               Gareth Abel Standing, Trustees
               UA DTD Dec. 31, 1999

        Name:  "The Standing 1999 Revocable Trust"
             -------------------------------------------------------------------

        Address:  P.O. Box 506, Jackson, CA  95642
                ----------------------------------------------------------------

        Social Security Number:
                               -------------------------------------------------

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

         I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved. This Beneficiary Designation amends and supercedes any previous Beneficiary Designation earlier filed with the Bank.

Signature:  /s/ LARRY STANDING
          ------------------------------------

Date:  May 26, 2004
     -----------------------------------------

Received by the Bank this 9th day of October, 2004.

By:  /s/ GERRY NINNIS
   -------------------------------------------

Name:  Gerry Ninnis
     -----------------------------------------

Title: Vice Chairman
      ----------------------------------------

                                 BANK OF AMADOR
                             SPLIT DOLLAR AGREEMENT

         THIS SPLIT DOLLAR AGREEMENT is entered into as of this 1st day of August, 2003 (the "Split Dollar Agreement"), by and between Bank of Amador, a California-chartered bank with its main office in Jackson, California (the "Bank"), and Larry Standing (the "Director"). This Split Dollar Agreement incorporates by reference the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties and as attached hereto (the "Endorsement").

         WHEREAS, to encourage the Director to continue to provide services to the Bank, the Bank is willing to divide the death proceeds of life insurance policies on the Director's life, and the Bank will pay life insurance premiums from its general assets.

         WHEREAS, the Bank and the Directors are entering concurrently into a Director Retirement Agreement of even date herewith (the "Director Retirement Agreement"), to which this Split Dollar Agreement is attached as an exhibit.

         NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and convents contained herein, the Director and Bank agree as follows:

                                    AGREEMENT

                                    Article 1
                               General Definitions

         Capitalized terms not otherwise defined in this Split Dollar Agreement and used herein are as defined in the Director Retirement Agreement and are incorporated by reference. The following terms shall have the meanings specified:

         1.1 "Insurers" mean Massachusetts Mutual Life Insurance Company and MONY Life Insurance Company of America.

         1.2 "Policy" or "Policies" means any or all of policy number 0057559 issued by Massachusetts Mutual Life Insurance Company and policy number B2501-98-33 issued by MONY Life Insurance Company of America.

         1.3   "Insured" means the Director.

                                    Article 2
                           Policy Ownership Interests

         2.1 Bank Ownership. The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of my death proceeds remaining after the Director's interest has been paid under Article 2.2 of this Split Dollar Agreement.

         2.2 Director's Interest. The Director shall have the right to designate the beneficiary(ies) of death proceeds in accordance with the Director Retirement Agreement. In the event of the Insured's death, then the Insured's Beneficiary(ies) shall be entitled to the benefit as set forth in the Endorsement.

         2.3 Option to Purchase. The bank shall not sell, surrender or transfer ownership of the Policies while this Split Dollar Agreement is in effect without first giving the Director a right of first refusal, subject to the Insurers' approval, to purchase the Policies for the Policies' terminal reserve value. The right of first refusal to purchase the Policies must be exercised within sixty (60) days from the date the Bank gives written notice of the Bank's intention to sell, surrender or transfer ownership of the Policies. This provision shall not impair the right of the Bank to terminate this Split Dollar Agreement.

                                    Article 3
                                    Premiums

         3.1 Premium Payment. The Bank shall pay any premiums due on the Policies.

         3.2 Imported Income. The Bank shall impute income to the Director in an amount equal to (a) the current term rate for the Director's age, multiplied by (b) the net death benefit payable to the Director's beneficiary(ies). The "current term rate" is the minimum amount required to be imputed under applicable Internal Revenue Service Revenue Rulings. The Bank or its administrator will report to the Insured the amount of imputed income each year on Form W-2 or 1099, whichever is applicable, or their equivalent.

                                    Article 4
                                   Assignment

         The Director may not, without written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policies, nor any rights, options, privileges or duties created under this Split Dollar Agreement, except in accordance with the Director Retirement Agreement.

                                    Article 5
                                    Insurers

         The Insurers shall be bound only the terms of the Policies. Any payments the Insurers make or actions they take in accordance with the Policies shall fully discharge them from all claims, suits and demands of all entities or persons. The Insurers shall not be considered parties to this Split Dollar Agreement, but shall respect the rights of the parties as herein developed upon receiving an executed copy of this Split Dollar Agreement.

                                    Article 6
                                Claims Procedure

         6.1 Claims Procedure. A person or beneficiary ("Claimant") who has not received benefits under this split Dollar Agreement that he or she believes should be paid shall make a claim for the benefits.

               6.1.1 Initiation - Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

               6.1.2 Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety
(90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

               6.1.3 Notice of Decision. If the Bank denies all or part of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

                      6.1.3.1  The specific reasons for the denial,

                      6.1.3.2 A reference to the specific provisions of the Split Dollar Agreement on which the denial is based,

                      6.1.3.3 A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

                      6.1.3.4 An explanation of the Split Dollar Agreement's review procedures and the time limits applicable to such procedures, and

                      6.1.3.5 A statement of the Claimant's right to bring a civil action under applicable ERISA regulations following an adverse benefit determination on review.

         6.2 Review Procedure. If the Bank denies all or part of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

               6.2.1 Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

               6.2.2 Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits.

               6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

               6.2.4 Timing of Bank Response. The Bank shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

               6.2.5 Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                      6.2.5.1  The specific reason for the denial,

                      6.2.5.2 A reference to the specific provisions of the Split Dollar Agreement on which the denial is based,

                      6.2.5.3 A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits, and

                      6.2.5.4 A statement of the claimant's right to bring a civil action under the applicable ERISA regulations.

                                    Article 7
                           Amendments and Termination

         7.1 Amendment. This Split Dollar Agreement may be amended only by a writing signed by the Bank and the Insured.

         7.2 Termination of Agreement. This Split Dollar Agreement shall terminate upon the occurrence of any one of the following:

               (a) Insured's actions result in Termination of Service for Cause, as defined in the Director Retirement Agreement;

               (b) Completed payment of benefits in accordance with the Director Retirement Agreement;

               (c) If payment of benefits pursuant to the Director Retirement Agreement are terminated because the Insured breaches any provision therein; or

               (d) Distribution of the death benefit proceeds in accordance with Article 2.2 above.

                                    Article 8
                                  Miscellaneous

         8.1 Binding Effect. This Split Dollar Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         8.2 No Guarantee of Service. This Split Dollar Agreement is not a contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the rights of the Bank's stockholder(s) not to re-elect the Director or the right of the stockholder(s) or the Board of Directors to remove an individual as a director of the Bank. The Agreement also does not require the director to remain a director nor interfere with the Director's right to terminate services at any time.

         8.3 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Director, the Bank shall require any successor (whether director or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, to expressly assume and agree to perform this split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Split Dollar Agreement if no succession had occurred, unless the Change in Control benefits of the Director Retirement Agreement have been or are being paid.

         8.4 Applicable Law. This Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, without regard to principles of conflicts of laws.

         8.5 Entire Agreement. This Split Dollar Agreement (including the Endorsement) and the Director Retirement Agreement constitute the entire agreement between the Bank and the Director concerning the subject matter hereof. No rights are granted to the Director under this Split Dollar Agreement other than those specifically set forth herein or in the Director Retirement Agreement.

         8.6 Administration. The Bank shall have powers that a necessary to administer this Split Dollar Agreement, including, but not limited to the power to:

               (a)   interpret the provisions of this Split Dollar Agreement;

               (b) establish and revise the method of accounting for this Split Dollar Agreement;

               (c)   maintain a record of benefit payments; and

               (d) establish rules and prescribe forms necessary or desirable to administer this Split Dollar Agreement.

         8.7 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Split Dollar Agreement. The Bank may delegate to others certain aspects of management and operational responsibilities, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         8.8 Funding Policy. The funding policy for this Split Dollar Agreement shall be to maintain the Policies in force by paying, when due, all premiums required.

         8.9 Basis of Payment of Benefits. Direct payment by the Insurers is the basis for payment of benefits under this Split Dollar Agreement, with those benefits in turn being based on the payment of premiums as provided in this Split Dollar Agreement.

         8.10 Severability. If for any reason any provision of this Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision o this Split Dollar Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Split Dollar Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision not held so invalid, and the remainder of such provision, together with all other provisions of this Split Dollar Agreement shall continue, to the full extent consistent with the law, in full force and effect.

         8.11 Headings. The headings of actions herein are included solely for the convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement.

         8.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

               (a)   If to the Bank, to:

                     Bank of Amador
                     P.O. Box 908
                     Jackson, CA 95642
                     Attn: Chairman of the Board of Directors

               (b)   If to the Director, to:

                     Larry Standing
                     P.O. Box 506
                     Jackson, California 95642

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

        IN WITNESS WHEREOF, the Bank has caused this Split Dollar Agreement to be duly executed by its proper officer, and the Director can hereunto set his hand at Jackson, California, on the day and year first set forth above.

                                    BANK OF AMADOR


                                    Received by the Bank this 9th day of
                                    October, 2004.


                                    By:  /s/ RICHARD P. VINSON
                                        ----------------------------------------

                                    Name:  Richard P. Vinson

                                    Title: Chairman of the Board



                                    DIRECTOR



                                    By: /s/ LARRY STANDING
                                        ----------------------------------------

                                    Name: Larry Standing

                                 BANK OF AMADOR
                            SPLIT DOLLAR ENDORSEMENT

Policy No. 00-57559                                      Insured: Larry Standing
Massachusetts Mutual Life Insurance Company and
Policy No. B2501-98-33
MONY Life Insurance Company of America

         Supplementing and amending the application for insurance to Bank of Amador (the "Bank") on Larry Standing (the "Insured"), the applicant requests and directs that:

                                  BENEFICIARIES

         1. The Bank, located in Jackson, California, shall be the beneficiary of any death proceeds remaining after the Insured's interest has been paid under paragraph 2 below.

         2. The Insured or the Insured's transferee shall designate the beneficiary(ies) of death proceeds pursuant to that certain Director Retirement Agreement between the Bank and the Insured as of even date herewith (the "Director Retirement Agreement"). Provided that the Insured is, at the time of death, (a) providing services to the Bank as a member of the Board of Directors or as a consultant, or (b) receiving benefits under the Director Retirement Agreement, then the Insured's beneficiary(ies) shall be entitled to the Accrual Balance next to the Director's age at the time of death on Schedule 1 attached thereto.

                                    OWNERSHIP

         3. The Owner of the Policies shall be the Bank. The Owner shall have all ownership rights in the Policies except as may be specifically granted to the Insured or the Insured's beneficiaries under this Split Dollar Policy Endorsement (the "Endorsement").

              MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICIES

         4. The Insured shall have the right to assign his or her rights and interests in the Policies with respect only to that portion of the death proceeds designated in paragraph 2 of this Endorsement and to exercise all settlement options with respect to such death proceeds.

         5. Upon the death of the Insured, the interest of any transferee of the Owner of the Policies designated in paragraph 3 above shall be limited to the portion of the proceeds described in paragraph 1 above.

                                OWNER'S AUTHORITY

         6. The Insurers are hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner's statement of the amount of premiums the Owner has paid on the Policies. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement. The receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurers, and the receipt of the Insured's beneficiary(ies) for any sums received by it or them shall be a full discharge and release therefore to the Owner and the Insurers. The Insurers may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns as to their interest, and any payments made pursuant to such statement shall discharge the Bank accordingly.

         7.   Any transferee's rights shall be subject to this Endorsement.

         8.   The Owner accepts and agrees to this Endorsement.

         9. The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at Jackson, California, this 1st day of August, 2003.

BANK OF AMADOR


By:  /s/ RICHARD P. VINSON
   ---------------------------------

Name:  Richard P. Vinson

Title: Chairman of the Board


        The Insured accepts and agrees to the foregoing

Signed at Jackson, California, this 1st day of August, 2003.

DIRECTOR


By:  /s/ LARRY STANDING
   ---------------------------------

Name:  Larry Standing

                                    EXHIBIT B

                             BENEFICIARY DESIGNATION
                                 Larry Standing

        I designate the following as beneficiary(ies) of any death benefits under this Director Retirement Agreement:

        I designate the following as beneficiary(ies) of any death benefits under this Director Retirement Agreement:

Primary:

        Name:  Gareth Abel Standing
             -------------------------------------------------------------------

        Address:  P.O. Box 506, Jackson, CA  95642
                ----------------------------------------------------------------

        Social Security Number:
                               -------------------------------------------------

Contingent:    Lawrence Dale Standing, II &
               Gareth Abel Standing, Trustees
               UA DTD Dec. 31, 1999

        Name:  "The Standing 1999 Revocable Trust"
             -------------------------------------------------------------------

        Address:  P.O. Box 506, Jackson, CA  95642
                ----------------------------------------------------------------

        Social Security Number:
                               -------------------------------------------------

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

        I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved. This Beneficiary Designation amends and supercedes any previous Beneficiary Designation earlier filed with the Bank.

Signature:  /s/ LARRY STANDING
          ------------------------------------

Date:  Oct. 8, 2003

Received by the Bank this 15 day of June, 2004.

By:  /s/ RICHARD P. VINSON
   -------------------------------------------

Name:  Richard P. Vinson
     -----------------------------------------

Title:  Chairman of the Board
      ----------------------------------------

                                  AMENDMENT TO
                                 BANK OF AMADOR
                             SPLIT DOLLAR AGREEMENT

         WHEREAS, the Bank of Amador (the "Bank") and Larry Standing ("Director") entered into a Split Dollar Agreement as of the 1st day of August, 2003, and

         WHEREAS, the Bank and the Director wish to amend Section 2.2 of the Split Dollar Agreement

         NOW, THEREFORE, the Bank and Director wish to amend Section 2.2 of the Split Dollar Agreement as follows:

         Section 2.2 is replaced in its entirety as follows:

         2.2 Director's Interest. The Director shall have the right to designate the beneficiary(ies) of death proceeds in accordance with the Director Retirement Agreement. In the event of the Insured's death, then the Insured's Beneficiary(ies) shall be entitled to the amount of Split Dollar Death Benefits at the age of death as set forth in Schedule C attached hereto.

         IN WITNESS WHEREOF, this amendment has been entered into as of the dates set forth below.

DIRECTOR                                       BANK OF AMADOR


/s/ LARRY STANDING                        By: /s/ GERRY NINNIS
-------------------------------------        -----------------------------------
Larry Standing
                                          Name:   Gerry Ninnis
Date: May 26, 2004                             ---------------------------------
                                          Title:  Vice Chairman
                                                --------------------------------
                                          Date:   6/15/04
                                               ---------------------------------

                                    EXHIBIT C

               Split Dollar Agreement and Split Dollar Endorsement

      -------------------------------------------------------------------
                                                       Split-Dollar
                                                           Death
              Year                   Age                  Benefit
      -------------------------------------------------------------------
                1                     60                  135,000
                2                     61                  135,000
                3                     62                  135,000
                4                     63                  135,000
                5                     64                  135,000
      -------------------------------------------------------------------
                6                     65                  135,000
                7                     66                  123,988
                8                     67                  113,419
                9                     68                  102,184
               10                     69                  90,177
      -------------------------------------------------------------------
               11                     70                  77,411
               12                     71                  63,815
               13                     72                  49,335
               14                     73                  33,914
               15                     74                  17,491
      -------------------------------------------------------------------
               16                     75                     0
      -------------------------------------------------------------------